Exhibit 10.24

RELOCATION AGREEMENT

This Relocation Agreement (this “Agreement”) is made by and between Nanometrics,

Incorporated (“Company”) and Rollin Kocher (“Employee”). The Company agrees to reimburse Employee for reasonable expenses relating to his relocation from Austin, Texas to within fifty (50) miles of the Nanometrics offices in Milpitas California, subject to the following terms and conditions:

•

To be reimbursed, Employee must submit all original receipts along with an Expense Report for relocation expenses incurred to the Company within one hundred eighty (180) days of Employee’s expected relocation date of July 1, 2017.

•	Employee must report to and continue to work primarily from the Nanometrics offices in Milpitas, California by the date of July 1, 2017.

•	The Company will reimburse Employee a maximum expense limit based on the following:

▪

Packing, transportation for the Employee and his household members and temporary storage of household goods, personal vehicle transportation, temporary housing, rental car or other local transportation up to, but not exceeding $35,000.

▪	Reimbursement of realtor fees associated with the selling of the Employee’s current home in Austin, up to, but not exceeding $50,000.

•	No meal/food reimbursements will be provided unless it is part of the physical relocation travel.

•	The Company and employee each agree to be responsible for their own tax consequences as a result of this Agreement.

•

If the Employee should terminate the employment relationship voluntarily or should be terminated due to misconduct, violation of company policy or other prohibited action, within two (2) years of relocation, the Employee shall repay reimbursed relocation expenses on a prorated basis based on the number of months remaining of the two (2) years subsequent to the Employee’s relocation expected date of July 1, 2017.

•

This Agreement should not be construed to create or imply the creation of a contract of employment for a specified term between Nanometrics and Employee, nor should it be construed as a guarantee of employment for a specific period of time. In all circumstances, employment at Nanometrics is “at-will”, which means that either the Employee or the Company can terminate the employment relationship at any time, with or without cause and with or without prior notice.

•

This Agreement represents the entire understanding and agreement of the parties hereto with respect to the terms contained herein. All other terms and condition of Employee’s employment with the Company remain in full force and effect.

Nanometrics Incorporated

By:	/S/ Philip Ziman
Name:	Philip Ziman	Rollin Kocher

Date:	12/16/2016	Date:

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